PROFESSIONALLY MANAGED PORTFOLIOS

on behalf of the funds managed by
Muzinich & Co., Inc.
______________________________

SHAREHOLDER SERVICING PLAN

WHEREAS: Professionally Managed Portfolios (the "Trust") is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "Act").

WHEREAS, the Trust desires to adopt a Shareholder Servicing Plan (the "Plan") on behalf of the classes of shares for the series of the Trust listed on Schedule A, as may be amended from time to time (each, a "Fund" and collectively, the "Funds") and the Board of Trustees, including a majority of the Independent Trustees (as defined below), has determined that there is a reasonable likelihood that adoption of the Plan will benefit each class of the Funds listed on Schedule A and its shareholders; and

WHEREAS, Muzinich & Co., Inc. (the "Advisor") will serve as shareholder servicing agent for the Funds.

NOW THEREFORE, the Funds hereby adopt the Plan on behalf of each class of the Funds on the following terms and conditions:

1. Each class of the Funds will pay the Advisor, as set forth in paragraph 3, for providing or for arranging for the provision of non-distribution personal shareholder services provided by the Advisor or by securities broker-dealers and other securities professionals ("Service Organizations") to beneficial owners of the Funds ("Clients"), including but not limited to shareholder servicing provided by the Advisor at facilities dedicated to the Funds, provided that such shareholder servicing is not duplicative of the servicing otherwise provided on behalf of the Funds.

2. Such services may include, but are not limited to, (a) establishing and maintaining accounts and records relating to Clients who invest in the Shares; (b) aggregating and processing orders involving the shares of the Shares; (c) processing dividend and other distribution payments from the Funds on behalf of Clients; (d) providing information to Clients as to their ownership of Fund shares or about other aspects of the operations of the Funds; (e) preparing tax reports or forms on behalf of Clients; (f) forwarding communications from the Funds to Clients; (g) assisting Clients in changing Fund records as to their addresses, dividend options, account registrations or other data; (h) providing sub-accounting with respect to shares beneficially owned by shareholders, or the information to the Funds necessary for sub-accounting; (i) responding to shareholder inquiries relating to the services performed; (j) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; and (k) providing such other similar services as the Advisor may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules or regulations.

3. Each class of the Funds shall pay the Advisor, for its services, an annual rate of the average daily net assets of the Funds.  The Funds may make such payments monthly, and payments to the Advisor may exceed the amount expended by the Advisor during the month or the year to date.  The payments shall be calculated monthly.  In the event that payments to the Advisor during a fiscal year exceed the amounts expended (or accrued, in the case of payments to Service Organizations) during a fiscal year, the Advisor will promptly refund to the Funds any such excess amount.  Payments to the Advisor may be discontinued, or the rate amended, at any time by the Board of Trustees of the Funds, in its sole discretion.  The Advisor may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (a) the identity of Service Organizations; and (b) what Shares, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

4. While this Plan is in effect, the Advisor shall report in writing at least quarterly to the Funds' Board of Trustees, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

5. This Plan shall be effective with respect to each Fund (or each class of the Funds added to Schedule A from time to time): (a) on the date upon which it is approved for such Funds or class by vote of the Board of Trustees of the Funds, including a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Funds and who have no direct or indirect financial interest in the operation of this Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on the approval of the Plan for such class; or (b) on the date the class commences operations, if such date is later.

6. This Plan shall, unless terminated as hereinafter provided, continue in effect until for two years from the date hereof, and from year to year thereafter only so long as such continuance is specifically approved at least annually with respect to a class or classes of shares of the Funds, by the Board of Trustees including the Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance.  This Plan may be terminated or amended, with respect to a class or classes of shares of the Funds, at any time by a vote of a majority of the Independent Trustees or by the vote of the holders of a "majority" (as defined in the Act) of the outstanding voting securities of the Funds.

Adopted by the Board of Trustees:  March 2, 2012; Revised February 14, 2013 to remove Muzinich Short Duration High Yield Corporate Debt Fund, which terminated operations. Revised May 23-24, 2016 to add the Muzinich Low Duration Fund.

SCHEDULE A
SHAREHOLDER SERVICING PLAN

Series of Professionally Managed Portfolios	Maximum Shareholder Servicing Fee as a percentage of average net assets
Muzinich High Income Floating Rate Fund
Class A Shares	0.10%
Institutional Class Shares	0.10%
Supra Institutional Class Shares	0.00%
Muzinich U.S. High Yield Corporate Bond Fund
Class A Shares	0.10%
Institutional Class Shares	0.10%
Supra Institutional Class Shares	0.00%
Muzinich Credit Opportunities Fund
Class A Shares	0.10%
Institutional Class Shares	0.10%
Supra Institutional Class Shares	0.00%
Muzinich Low Duration Fund
Class A Shares	0.10%
Institutional Class Shares	0.10%
Supra Institutional Class Shares	0.00%